Exhibit 5.1

1290 AVENUE OF THE AMERICAS NEW YORK, NY 10104-0050 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 WWW.MOFO.COM	MORRISON & FOERSTER LLP NEW YORK, SAN FRANCISCO, LOS ANGELES, PALO ALTO, SACRAMENTO, SAN DIEGO, DENVER, NORTHERN VIRGINIA, WASHINGTON, D.C. TOKYO, LONDON, BRUSSELS, BEIJING, SHANGHAI, HONG KONG

November 13, 2013

DURECT Corporation

10260 Bubb Road

Cupertino, California 95014

Re:	DURECT Corporation - Offering of 8,214,287 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to DURECT Corporation, a Delaware corporation (the “Company”), in connection with the offering the by Company of 8,214,287 shares of the Company’s common stock, $0.0001 par value (the “Shares”) pursuant to a registration statement on Form S-3 (Registration Statement No. 333-181174) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated May 31, 2012 (the “Base Prospectus”), and the prospectus supplement dated November 8, 2013, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” This opinion is being rendered in connection with the offering and sale by the Company of the Shares pursuant to an underwriting agreement (the “Underwriting Agreement”) dated November 8, 2013 between the Company and the several Underwriters named in Schedule I thereto, acting through Stifel, Nicolaus & Company, Incorporated as their Representative. The Shares will be sold by the Company in the manner described in the Registration Statement and Prospectus.

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the necessary corporate action on the part of the

DURECT Corporation

November 13, 2013

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Company has been taken to authorize the issuance and sale of the Shares, and when the Shares are issued and delivered in accordance with the Underwriting Agreement against payment therefor for the consideration approved by the Company’s Board of Directors, the Shares will be validly issued, fully-paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, that no opinion should be inferred as to any other matter. We are opining herein as to the General Corporation Law of the State of Delaware as in effect on the date hereof, and we express no opinion with respect to any other laws, rules, or regulations. This opinion is based upon currently existing laws, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments with might affect any matters or opinions set forth herein.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about November 13, 2013, which will be incorporated by reference in the Registration Statement, and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP